Exhibit
12.2


             GTE HAWAIIAN TELEPHONE COMPANY INCORPORATED

    STATEMENT OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES

                FOR THE YEAR ENDED DECEMBER 31, 1994

                       (Thousands of Dollars)



                                         Year           Year
                                     Ended Dec. 31, Ended Dec.
31,
                                        1994(a)         1994
                                     _____________  _____________

Net earnings available for fixed charges:
    Net income (b)                     $39,574       $29,799
    Add - Income tax expense            18,839        12,613
        - fixed charges                 41,337        41,337
                                       _______       _______

Adjusted earnings:                     $99,750       $83,749


Fixed charges:
   Interest expense                    $36,104       $36,104
   Portion of rent expense
      representing interest              5,233         5,233
                                        ______        ______

Adjusted fixed charges:                $41,337       $41,337


CONSOLIDATED RATIOS OF EARNINGS TO
      FIXED CHARGES:                       2.41          2.03


____________

(a) Excludes increased operating expenses related to the adoption, effective January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers'
   Accounting for Postretirement Benefits Other than Pensions" on a delayed recognition basis.

(b) Includes allowance for funds used during construction.







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